Exhibit 99
FirstEnergy Corp.                       For Release:  October 7, 2002
76 South Main Street
Akron, Ohio 44308

News Media Contact:                     Investor Contact:
Ralph DiNicola                          Kurt Turosky
(330) 384-5939                          (330) 384-5500


                 FIRSTENERGY UPDATES INFORMATION ON DAVIS-BESSE

         FirstEnergy Corp. (NYSE: FE) today provided an update of cost and schedule estimates by its subsidiary, FirstEnergy Nuclear Operating Company (FENOC), related to the reactor head replacement at the Davis-Besse Nuclear Power Station.

         The estimated range for reactor head replacement costs remains unchanged at $55 million to $75 million - most of which will be capitalized. Net replacement energy costs on a pre-tax basis also remain the same - approximately $20 million per month for this past July and August; and $10 million to $15 million per month for non-summer months.

         Other costs associated with restoring the plant to service, initially estimated at $50 million to $70 million, have increased because of additional work that will be performed in order to enhance the reliability and performance of plant equipment.

         The additional work primarily is related to extent-of-condition projects inside the containment building, as well as other accelerated maintenance projects - including approximately $27 million in projects that had been planned for future refueling and maintenance outages. As a result, other costs associated with restoration work are now expected to increase in 2002 by an estimated $65 million and in 2003 by an estimated $50 million - much of which is expected to be incurred after the plant returns to service. Most of these other costs associated with restoration will be expensed. FirstEnergy estimates that the outage costs and net replacement energy costs will reduce 2002 earnings by approximately $0.46 to $0.53 per share.

         The additional extent-of-condition work includes redesigning and rebuilding of the containment sump, expanded work on air coolers, and more extensive recoating of equipment and structures; and the other accelerated maintenance activities include reactor coolant pump maintenance, cooling tower basin repairs, and valve maintenance.

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         With respect to the restart schedule announced in May, structural work to support replacement of the reactor head has been completed, all significant modifications are progressing on schedule, and all major work is expected to be finished by year-end. Based on the additional work discussed in this news release and associated regulatory review, FENOC now expects the plant to be ready for restart early next year, rather than by year-end. This change in schedule is designed to further ensure that related work is completed in accordance with all applicable requirements, with the continued understanding that restart is subject to NRC review and approval.

         On-peak energy supply to replace output from Davis-Besse has been fully hedged through 2002, and provisions have been made to substantially hedge that supply until restart.

         Excluding the impact of maintenance and replacement energy costs related to the Davis-Besse restoration, and of any potential impact from Emdersa
- an Argentinian distribution company pending sale that was acquired through the GPU merger - FirstEnergy expects 2002 earnings to be at the high end of the company's earnings guidance of $3.30 to $3.45 per share of common stock. Prior earnings guidance for 2003 did not include the impact of expenses or replacement energy costs related to the restoration issue.

         Davis-Besse is operated by FirstEnergy Corp.'s FENOC subsidiary. FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

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